Exhibit 99.1

For Release at 6:00 pm — June 23, 2004:

Ethan Allen Interiors Inc.
Investor Contact: Peg Lupton
(203) 743-8234

Media Contact: Kelly Maicon
(203) 743-8575

Ethan Allen to Present at William Blair Conference;
Provides Comments on Current Business Trends

DANBURY, CT., June 23, 2004 — Ethan Allen Interiors Inc. (NYSE: ETH) will make a presentation to the investment community via live audio webcast at the William Blair 24th Annual Growth Stock Conference in Chicago at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) on Thursday, June 24th. The presentation will be broadcast live on http://wsw.com/webcast/blair3/eth and on Ethan Allen’s investor website www.ethanallen.com/investors.

Commenting on current business trends, Farooq Kathwari, Chairman and CEO stated, “As advised in our June 8th press release, we expect earnings for the quarter to be impacted by soft demand and the effects of reallocating production from two plants consolidated during this quarter to other existing domestic manufacturing facilities.  The transfer of production stemming from the closing of these plants resulted in delays in the timing of approximately $7.0 million of shipments during the quarter.  While we have seen recent improvement in the incoming order rates, it is still too early to project final shipments for the quarter. We currently anticipate that earnings, excluding the restructuring charges incurred in connection with the plant consolidation, will be about 4% to 6% higher than the $0.54 reported in the prior year quarter. While our earnings are somewhat lower this quarter than our own expectations, we are still pleased that, despite a difficult environment, we have performed relatively well. In addition, with the major initiatives undertaken during the last three years to improve our product programs, our store network, our sourcing of products and, most importantly, our marketing programs, we are well positioned to grow our business both in sales and earnings.”

In April, the Company announced that it would be consolidating two plants and, as a result, would record a pre-tax restructuring and impairment charge of approximately $12.5 to $13.5 million ($7.7 to $8.3 million, after-tax), or $0.20 to $0.22 per share, the majority of which is non-cash in nature.

Also in April, the Board of Directors declared a special $3.00 dividend payable to shareholders of record as of May 10, 2004 in addition to the regular quarterly dividend of $0.10 per share and, at the same time, increased the share repurchase authorization to 2.5 million shares. The Company has, to date, repurchased 845,445 shares during the fourth quarter and has a remaining repurchase authorization of 1,971,100 shares.

Mr.  Kathwari also commented on the issue of tariffs on bedroom furniture sourced from China, “While we are still studying the Department of Commerce Preliminary Determination of Anti-Dumping Duties, and we understand that final duty determinations will not be made until November, Ethan Allen had previously developed contingency plans by taking steps to identify alternative sources for bedroom products imported from China. Currently, less than 5% of Ethan Allen’s wholesale revenues are generated by sales of wooden bedroom furniture produced in China.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of over 300 retail stores in the United States and abroad. Ethan Allen has 12 manufacturing facilities, which include 3 sawmills, located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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